Exhibit 99.1

Hecla Reports Highest Earnings and Lowest Reported Cash Cost for Silver
  in 116-Year History and Achieves Exploration Success by Increasing
                 Silver Reserves and Resources by 25%


    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Feb. 21, 2007--Hecla Mining Company (NYSE:HL) today reported 2006 income applicable to common shareholders of $68.6 million, or 57 cents per share, compared to a loss of $25.9 million, or 22 cents per share, during 2005. Earnings were reported on revenue of $217.4 million, which is 30% more revenue than the next best year for revenue in Hecla's 116-year history. Net income was 20% higher than the company's next best year, and cash provided by operations of $61.5 million was 70% better than any other year. Hecla's cash cost per ounce of silver in 2006 was the lowest since that statistic has been reported, at just 24 cents per ounce.

    Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr. said, "In 2006, Hecla achieved the best financial results in the company's history. These results weren't just a little better; they were better by double-digit margins than our next best year ever. Cash costs for silver were extremely low, and it is important to note that the cash provided by operations is after spending $28 million on exploration and pre-development projects as part of the most aggressive exploration program Hecla has ever conducted."

    In the fourth quarter of 2006, Hecla recorded income applicable to common shareholders of $20.4 million, or 17 cents per share, compared to a loss of $7.4 million, or 6 cents per share, in the fourth quarter of 2005. Revenue during 2006's fourth quarter was $70.3 million, compared to $30 million in the same period last year. Positively impacting fourth quarter 2006 financial results was recognition of an $11.8 million deferred tax asset. This item was largely offset by Venezuelan foreign exchange losses and tax accruals, settlement of a dispute with an engineering firm and expensing of stock options. Even without these items, Hecla's fourth quarter 2006 net income would still be well above the market's consensus estimate, largely because of significantly higher-than-expected production from Hecla's La Camorra Unit of 45,907 ounces of gold during the fourth quarter, as well as high metals prices.

    For the full year, robust metals prices, a gain on the sale of investments and recognition of a portion of the company's tax assets made contributions to the excellent annual financial results in 2006. However, the primary reason for outstanding results was production of
5.5 million ounces of silver at an average total cash cost of 24 cents per ounce and 179,276 ounces of gold at an average total cash cost of $345 per ounce. The average price of gold during 2006 was $604 per ounce, the highest yearly average in recorded history and 36% higher than 2005. Silver, although a long way from the 1980 average price of more than $20 per ounce, was a healthy $11.57 per ounce during 2006, an increase of 58% over 2005. Hecla also greatly benefited from its by-product metals, zinc and lead, as those prices increased 137% and 32%, respectively, compared to 2005.

    In addition to outstanding financial results, Hecla had significant exploration successes, identified additional exploration targets and increased its resources in the ground. Baker said, "Overall, Hecla saw a 33 million-ounce increase in its silver resource, a 33% increase in lead resource and an 18% increase in zinc resource during 2006. At the Lucky Friday silver mine in northern Idaho, we increased the silver resource by 34% and achieved a better understanding of the intermediate veins and the future potential of the mine. The combined successes at San Sebastian and Lucky Friday have increased the value of their mineral resources by an astounding 50% compared to the end of 2005. And this is using the same price assumptions for both years - it really is a reflection of the value of these polymetallic ore bodies. At the Greens Creek mine in Alaska, we discovered an extension to the silver-rich 5250 vein and advanced the knowledge of the new West Gallagher zone. And we see much more opportunity for the future. At current metals prices, Hecla generates a huge amount of cash flow. Now is the time to make the investments for future discovery and growth, and toward that end we are budgeting approximately $22 million, $2 million more than last year, to continue our aggressive exploration program."

    2006 HIGHLIGHTS

    --Income applicable to common shareholders of $68.6 million, or 57 cents per share, on revenue of $217.4 million

    --Cash provided by operations of $61.5 million

    --A gain on sale of investments of $36.4 million

    --Cash and short-term investments on hand of $101 million, and no corporate debt

    --$28 million in exploration and pre-development expenditures

    --Exploration successes at Lucky Friday, Greens Creek and San
    Sebastian, with a 33 million-ounce increase in silver resource

    --5.5 million ounces of silver produced at an average total cash cost of 24 cents per ounce

    --179,276 ounces of gold produced, with 160,563 of those ounces produced at La Camorra at an average total cash cost of $345 per ounce of gold

    --Double and triple-digit percentage increases compared to a year ago in the prices for all the metals Hecla produces: silver, gold, lead and zinc

    OPERATIONS

    In 2006, Hecla produced 5.5 million ounces of silver at an average total cash cost of 24 cents per ounce and 179,276 ounces of gold, with 160,563 of those ounces produced at La Camorra at an average total cash cost of $345 per ounce of gold. For 2007, the company is estimating production of 6 million ounces of silver at an average total cash cost of less than $1 per ounce and approximately 140,000 ounces of gold at an average total cash cost in the range of $390 to $440 per ounce.

    LUCKY FRIDAY - The Lucky Friday Unit in northern Idaho produced
2.9 million ounces of silver at an average total cash cost of $3.65 per ounce, compared to 2.4 million ounces of silver at an average total cash cost of $5.27 per ounce in 2005. This is a 19% increase in production and a 31% improvement in cash costs over the previous year. Decreased cash costs per ounce were due to high by-product metals prices, and because the new development on the 5900 level has increased productivity and lowered transportation costs. Early 2006 estimates had called for Lucky Friday to produce more than 3 million ounces of silver. However, the high prices for lead and zinc generated more profit by mining these metals that otherwise would have been left behind, lowering the silver grade but improving the economics. In 2007, Hecla is anticipating production at Lucky Friday of approximately 3.5 million ounces of silver at an average total cash cost of under $4 per ounce.

    Hecla spent approximately $9.4 million in capital improvements at Lucky Friday during 2006, completing the 5900 level development and making it possible to access the next 28 million ounces of silver. The capital expenditures also included improvements to the Lucky Friday mill, including a third-stage crushing system, increased flotation capacity and a new flash cell, new column cells and tailings thickeners. In addition, in anticipation of a long mine life and increased annual production in the future, the Lucky Friday Unit acquired the land necessary for a new tailings pond, which is projected to be completed in late 2010.

    A positive scoping study to double Lucky Friday's tonnage has been completed. The study outlines how the company could increase annual production by as much as 70%, extend the mine life, lower the cost per ounce and increase the minable resource. This preliminary study estimates $150 to $200 million of capital for a new mill, a surface shaft to the existing levels, and an underground shaft to more than 1,000 feet below the deepest identified resources. The study assumed significantly lower metals prices than what has been experienced over the last year. Based on the scoping study's positive economics, a prefeasibility study is expected to begin in the next couple of months and be completed by year-end.

    GREENS CREEK - Hecla holds a 29.73% interest in the Greens Creek mine in partnership with Kennecott Greens Creek Mining Company, a subsidiary of Rio Tinto. The Greens Creek silver/gold/zinc/lead mine is located on Admiralty Island, near Juneau, Alaska. For Hecla's account in 2006, Greens Creek produced 2.6 million ounces of silver at an average total cash cost of negative $3.47 per ounce. Because of high prices for its rich by-product metals, Greens Creek is one of the lowest cash cost silver producers in the world. Greens Creek also produced 18,713 ounces of gold for Hecla's account during 2006. For 2007, Hecla is estimating its share of production from Greens Creek to be approximately 2.5 million ounces of silver, again at an average total cash cost of less than negative $3 per ounce.

    During 2006, Hecla's share of capital expenditures at Greens Creek was $7.8 million. These expenditures included installing the infrastructure to augment the mine's use of diesel-generated power with less expensive hydroelectric power in the future, additional underground development and an ongoing project to expand the tailings facility, which should be completed in about two years.

    LA CAMORRA - The two underground gold mines that make up the La Camorra Unit in Venezuela are the La Camorra mine and Mina Isidora. All ore from both mines is processed through the La Camorra mill, about 70 miles south of Mina Isidora, which is located on Hecla's Block B concession. Hecla, the largest gold miner in Venezuela, has been operating successfully since 1999. In 2006, the La Camorra Unit produced 160,563 ounces of gold at an average total cash cost of $345 per ounce. Gold production exceeded Hecla's earlier estimates for 2006, while cash costs were just slightly less than the company's most recent estimate for the year. Mining and milling costs per ton at the La Camorra Unit increased compared to 2005, due to increased haulage, labor costs and inflation. In addition, an ever-greater percentage of the ore will continue to come from Mina Isidora, which uses a more expensive mining method because of the dip of the vein. This is largely offset by the fact that Mina Isidora has a much higher gold grade than the La Camorra mine.

    Baker said, "Our cash margin per ounce of gold in 2006 at La Camorra was better than it has ever been, thanks to a higher gold price. Our operations are associated with land packages with outstanding gold exploration potential. But one challenge facing Hecla is concern over Venezuelan political risk. We recognize the discomfort that some investors have about that country at this time, so we are judiciously managing our growth and operations there and remain positioned to take long-term advantage of our property position. La Camorra is about 10% to 20% of the value of our company in terms of net asset value or gross profit, but its true value to Hecla lies in its great mineral potential." Baker said other challenges for operating in Venezuela include increasing labor costs and currency restrictions and discounts, which has a negative impact on Hecla's cost of moving funds out of the country. He said, "We'll continue to adapt to the regulatory changes in Venezuela and operate our mines as efficiently as possible, as we have successfully done for the past seven years."

    EXPLORATION

    Hecla announced that exploration success during 2006 led to a 33 million-ounce, or 25%, increase in silver reserves and resources, bringing Hecla's total reserve and resource base to more than 169 million ounces of silver and 2.6 billion pounds of lead and zinc. In addition, Hecla has a significant gold resource totaling 1.08 million ounces. The majority of these silver and base metals resources are at already-operating mines in areas with low political and operating risks.

    Baker said, "As we identified these resources in 2006, we concurrently developed more exploration targets with the result that Hecla now has more resources and more targets than we did a year ago, providing many more opportunities ahead of us for continued growth in our reserve/resource base."

    During 2006, Hecla spent approximately $28 million on exploration and pre-development projects in Alaska, Idaho, Nevada, Mexico and Venezuela.

    The reserve table below was calculated on prices much more conservative than current market prices. The prices used for the calculations were $8 per ounce of silver, $500 per ounce of gold, $0.42 per pound of lead and $0.67 per pound of zinc.


                  ESTIMATED ORE RESERVES & RESOURCES
                      (as of December 31, 2006)


----------------------------------------------------------------------
                                            Gold    Silver  Lead Zinc
 Mine - (Hecla interest in %)     Tons    (oz/ton) (oz/ton)  (%)   (%)
----------------------------------------------------------------------

Proven and Probable
 Lucky Friday Unit, USA        1,361,896        -     13.3  8.2   2.9
 Greens Creek (29.73%), USA    2,282,574     0.11     14.4  4.0  10.4
 La Camorra Unit, Venezuela      435,935     0.80        -    -     -

----------------------------------------------------------------------

Mineralized Material
 La Camorra Unit, Venezuela(1)   634,061     0.39        -    -     -
 Lucky Friday Unit, USA(2)     7,116,767        -      8.2  5.0   2.6

----------------------------------------------------------------------

Other Resources
 San Sebastian, Mexico(3)      1,142,483     0.01      8.0  2.9   4.4
 Lucky Friday Unit, USA(4)     4,754,970        -      8.6  5.6   2.7
 Greens Creek (29.73%), USA(5)   717,665     0.13     13.8  4.0  10.4
 La Camorra Unit, Venezuela(6)   252,748     0.47        -    -     -

----------------------------------------------------------------------


----------------------------------------------------------------------
                                  Gold     Silver      Lead     Zinc
 Mine - (Hecla interest in
  %)                            (ounces)  (ounces)    (tons)   (tons)
----------------------------------------------------------------------

Proven and Probable
 Lucky Friday Unit, USA               -  18,135,795  111,606   39,154
 Greens Creek (29.73%),
  USA                           257,101  32,913,002   90,919  237,187
 La Camorra Unit,
  Venezuela                     350,468           -        -        -
                                -------- ----------- -------- --------
                          TOTAL 607,569  51,048,797  202,525  276,341
----------------------------------------------------------------------

Mineralized Material
 La Camorra Unit,
  Venezuela(1)                  249,351           -        -        -
 Lucky Friday Unit, USA(2)            -  58,369,444  354,650  185,492
                                -------- ----------- -------- --------
                          TOTAL 249,351  58,369,444  354,650  185,492
----------------------------------------------------------------------

Other Resources
 San Sebastian, Mexico(3)        14,289   9,186,225   33,018   49,927
 Lucky Friday Unit, USA(4)            -  40,817,096  268,121  129,629
 Greens Creek (29.73%),
  USA(5)                         95,236   9,931,426   28,977   74,289
 La Camorra Unit,
  Venezuela(6)                  118,538           -        -        -
                                -------- ----------- -------- --------
                          TOTAL 228,063  59,934,747  330,116  253,845
----------------------------------------------------------------------

(1) In situ resources, Canaima Lower and Middle veins, diluted and factored for mining recovery and Isidora Indicated material at an 8.0 gpt cutoff, factored and diluted for mining.
(2) In situ Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(3) Inferred resources, Hugh zone (Deep Francine), also includes 2.1% copper (23,992 tons).
(4) Inferred resources, diluted to assumed mining width and adjusted for mining recovery.
(5) Inferred resources, East, West, SW, NWW, '9A' and 200S orebodies, factored for dilution and mining recovery.
(6) Inferred resources, diluted and factored for mining recovery.

    LUCKY FRIDAY - In the third quarter of 2006, Hecla announced growth in the silver resource at the Lucky Friday mine in northern Idaho of approximately 27.5 million ounces, a significant increase over last year. The silver reserve and resource at the Lucky Friday mine now totals about 117 million ounces, which is nearly as much silver as has been mined at Lucky Friday in its entire 60-year history.

    Exploration efforts at Lucky Friday during 2007 will continue to focus both to the east and the west of the currently identified ore body, and on drilling deeper, where wide, high-grade veins containing both silver and base metals were intersected as deep as the 7900 level, a full 2,000 feet below the current mining level. Nearly all the holes drilled below the 6800 level returned assays similar to the already-identified resource. Additional drilling is also planned for the 2,500-foot vertical gap between the bottom of the historic Gold Hunter mine production area and the top of the Lucky Friday expansion area. An additional opportunity being considered involves driving an underground exploration drift to the old Star mine, which is owned by Hecla and is located about two miles north of Lucky Friday's current production area. This platform would allow exploration drilling into an area that has never been explored, but is in close proximity to the Lucky Friday mine infrastructure.

    Said Baker, "The Lucky Friday mine is a major surprise for the silver mining industry. Many thought the best days of the mine were in the past. But clearly, the geologic environment deserves the exploration investment we have made and more, which we will do this year. We are also working to determine how to mine the ore body faster. Given the size of the ore body, we are considering ways to expand the current operations. Because we are confident we will find more, we don't need to mine the current resource more than 10 to 20 years, and we see potential for new ore bodies that could use our current infrastructure. It is probably the most exciting time for Lucky Friday in its 60-year history."

    North Idaho's Silver Valley holds exploration promise for Hecla beyond the Lucky Friday deposit. A generative exploration program is underway on Hecla's 40-square-mile property position surrounding the Lucky Friday mine. It has been at least 50 years since any concerted surface exploration work on these properties has been undertaken. A number of historic mines operated there, including the Star mine, which was in production from the 1930s to the 1980s. This mine is two miles from the Lucky Friday mine and is projected to be on the same or parallel geologic structure, with little or no modern exploration occurring between the two mines or elsewhere on Hecla's land position. The first step is to compile and collect the vast database of historical exploration and production information and convert it into digital format. Through the use of modern exploration tools such as GIS (geographic information systems) and 3-D modeling, it's anticipated that a number of new exploration targets will be identified in the future.

    GREENS CREEK - Hecla owns an approximate 30% interest in the Greens Creek Unit on Admiralty Island, near Juneau, Alaska. The bulk of the exploration effort during 2006 at Greens Creek focused on the 5250 and West Gallagher zones. Mineralization intercepted across the Gallagher Fault added more than 2 million ounces of silver from the West Gallagher zone to Hecla's share of the silver resource. In addition, excellent results in the northern extension of the high-grade silver 5250 zone have resulted in a continued focus on exploration along that structure. Mining is currently occurring in the 5250 zone, so any additional mineralization discovered in this area will be easily accessible and minable.

    An active program of surface exploration at Greens Creek was also conducted during 2006, although this effort was somewhat hampered by the lack of availability of drillers, which is an industry-wide issue at this time. Complete results from the surface drilling program are pending. Meanwhile, an aggressive program is being proposed for both underground exploration across the Gallagher Fault and surface exploration where Greens Creek-like targets have been identified elsewhere on the property. The mine is located on a 12-square-mile land package, and good potential for discoveries outside the Greens Creek mine area exists.

    LA CAMORRA - In Venezuela, proven and probable ore reserves decreased as the La Camorra gold mine deposit exhibits lower ore grades as the current resource is exhausted. An underground drilling program in the North vein system has provided intersections identifying quartz structures. Although not of ore width, the intersections are encouraging and suggest an economic ore shoot could be nearby. Hecla also holds a significant land position surrounding the La Camorra mine. Baker said, "When exploration permits are in place, advanced exploration can proceed on a number of outstanding greenstone belt targets on our El Dorado concessions near the La Camorra mine."

    At Mina Isidora, a 16-hole underground drill program was completed on both the M and S veins within the mine. This program defined the boundary of a new ore shoot outlined in the lower western part of the M vein, with one intersection grading 40.1 gram of gold per tonne (1.17 ounces per ton), over 0.83 meter. In addition, intersections on the S vein included one grading 1,392 grams of gold per tonne (40.6 ounces per ton) over 1.01 meters. Elsewhere on Block B, the concession where Mina Isidora is located, drill programs continued to identify high-grade gold in veins and shear zone near the Isidora mine at the Twin Shear and the Panama vein. These zones are open in all directions and will undergo further drilling to see if they can provide future, additional production for Mina Isidora.

    SAN SEBASTIAN - Hecla's exploration efforts at San Sebastian in central Mexico brought the total resource of the Hugh zone to 9 million ounces of silver, plus nearly 250 million pounds of zinc, lead and copper. Engineering and exploration work is continuing on the Hugh zone. In addition, Hecla is looking to enhance the value of the Hugh zone deposit by discovering additional resources on its large land position. The company now holds more than 340 square miles of contiguous concessions in the state of Durango and has generated several promising precious metal targets. A buried target referred to as the "Ag anomaly" represents the culmination of a regional soil geochemistry and geophysical survey. Drilling in 2006 intersected a mineralized structure, suggesting the presence of an entire mineralized structure and providing a new, two-to-three-mile-long exploration target. Other drilling in 2006 produced ore-grade intersections in the St. Jude vein, which runs parallel to the Hugh zone. Although this is early stage information, results to date indicate they could contribute to a low-cost, long-lived mine for San Sebastian.

    In addition, Hecla acquired the Rio Grande silver/gold property during the year, located approximately 31 miles from the San Sebastian property. An extensive drill program at Rio Grande is planned in 2007.

    HOLLISTER - On February 20, 2007, Hecla Limited agreed to sell its interest in the Hollister Development Block gold exploration project in Nevada to its partner, Great Basin Gold, Inc., for $45 million in cash and $15 million in stock. While Hollister is a good project, it is not large enough to make a significant impact on Hecla's production, revenue or income. Hecla had spent approximately $30 million over the past two years developing the underground ramp and conducting underground exploration toward the earn-in requirement. Hecla had a current book value for the Hollister project of less than $1 million.

    Baker said, "This transaction gives us the opportunity to focus on projects with more opportunity for Hecla. Our properties, particularly Lucky Friday and San Sebastian, have the potential to fundamentally change our company as we invest in them. In addition, we improve our position to take advantage of acquisition opportunities."

    VANCOUVER OFFICE

    On February 5, 2007, Hecla opened an additional corporate office in Vancouver, British Columbia, Canada. Baker said, "Vancouver is widely recognized as a major mining center, and certainly a hub of exploration activity with more than 850 exploration companies headquartered there. At Hecla, we've developed and operated many underground and surface mines and we think that expertise can be a good complement to any of these companies that have good properties. We want to make it easier for them to partner with us by having a presence in Vancouver." Property submissions and other inquiries to Hecla's Vancouver office can be directed to Hecla's Vice President - Exploration, Dean McDonald, at 604-682-6201, or dmcdonald@hecla-mining.com.

    FINANCIAL

    Hecla maintains a strong balance sheet, with no debt, a healthy current ratio of 3.2:1 at December 31, 2006, and $101 million in cash and short-term investments on hand. Hecla has not hedged any of its silver or gold production. Positively impacting fourth quarter and full year 2006 financial results was the recognition of a $11.8 million deferred tax asset, which is just a small portion of a potential $100 million tax asset, now fully reserved by a valuation allowance, held by Hecla as a result of historic net loss carryforwards. As of December 31, 2006, Hecla's pension plan assets totaled approximately $80 million, exceeding the plan's benefit obligations by about $25 million.

    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 116-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's Web site at http://www.sec.gov/edgar.shtml.

  Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com


                         HECLA MINING COMPANY

  (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                        Fourth Quarter Ended         Year Ended
HIGHLIGHTS              Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,
                           2006        2005        2006        2005
                       ----------------------- -----------------------

FINANCIAL DATA

Sales:
Silver operations (1)  $   43,240  $   18,876  $  122,585  $   71,152
Gold operations            27,032      11,168      94,832      39,009
                        ----------  ----------  ----------  ----------
  Total sales          $   70,272  $   30,044  $  217,417  $  110,161

Gross Profit (Loss):
Silver operations (1)  $   24,679  $    3,932  $   58,861  $   12,552
Gold operations             4,934      (1,001)     14,558       1,955
                        ----------  ----------  ----------  ----------
  Total gross profit   $   29,613  $    2,931  $   73,419  $   14,507

Net income (loss)      $   20,512  $   (7,226) $   69,122  $  (25,360)
Income (loss)
 applicable to common
 shareholders          $   20,374  $   (7,364) $   68,570  $  (25,912)
Basic income (loss)
 per common share      $     0.17  $    (0.06) $     0.57  $    (0.22)
Cash flow provided by
 operating activities
 before exploration
 and pre-development
 expenses (2)          $   29,448  $   10,992  $   89,851  $   20,284

PRODUCTION SUMMARY - TOTALS

Silver - Ounces         1,509,670   1,307,698   5,509,746   6,013,929
Gold - Ounces              51,438      41,899     179,276     140,559
Lead - Tons                 6,391       4,362      22,899      21,075
Zinc - Tons                 7,371       5,296      24,207      23,289
Average cost per ounce
 of silver produced
 (2):
  Cash operating costs
   ($/oz.)                  (3.70)       1.69       (0.15)       2.83
  Total cash costs
   ($/oz.) (3)              (3.05)       1.84        0.24        2.96
  Total production
   costs ($/oz.)            (0.75)       4.22        2.41        4.85
Average cost per ounce
 of gold produced (4):
  Cash operating costs
   ($/oz.)                    293         356         327         330
  Total cash costs
   ($/oz.) (3)                311         363         345         337
  Total production
   costs ($/oz.)              501         519         520         437

AVERAGE METAL PRICES

Silver - London Fix
 ($/oz.)                    12.62        8.05       11.57        7.31
Gold - London Final
 ($/oz.)                      614         486         604         445
Lead - LME Cash
 (cents/pound)                 74          48          58          44
Zinc - LME Cash
 (cents/pound)                191          74         149          63

(1) Includes gold produced at silver properties, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(2) Net cash provided by operating activities before exploration and pre-development expenses represents a non-U.S. generally accepted accounting principle (GAAP) measurement. The following table presents a reconciliation between cash flow provided by operating activities to non-GAAP net cash provided by operating activities before exploration and pre-development expenses for the quarters and years ended December 31, 2006 and 2005:


Cash flow provided by
 operating activities  $   21,836  $    4,019  $   61,494  $   (5,913)
Add exploration             5,210       4,321      20,266      16,777
Add pre-development
 expenses                   2,402       2,652       8,091       9,420
                        ----------  ----------  ----------  ----------
Net cash provided by
 operating activities
 before exploration
 and pre-development
 expenses              $   29,448  $   10,992  $   89,851  $   20,284
                        ==========  ==========  ==========  ==========


(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales, other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(4) Includes gold produced from third-party mining operations located near the La Camorra mine and Mina Isidora, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                Consolidated Statements of Operations
    (dollars and shares in thousands, except per share amounts -
                              unaudited)

                                 Fourth Quarter
                                      Ended            Year Ended
                               ------------------- -------------------

                                Dec. 31, Dec. 31,   Dec. 31,  Dec. 31,
                                 2006     2005       2006      2005
                               --------- --------- --------- ---------

Sales of products              $ 70,272  $ 30,044  $217,417  $110,161
                                --------  --------  --------  --------

Cost of sales and other direct
 production costs                28,881    19,933   105,203    75,192
Depreciation, depletion and
 amortization                    11,778     7,180    38,795    20,462
                                --------  --------  --------  --------
                                 40,659    27,113   143,998    95,654
                                --------  --------  --------  --------

Gross profit                     29,613     2,931    73,419    14,507
                                --------  --------  --------  --------
Other operating expenses:
  General and administrative      5,529     2,553    15,011    10,134
  Exploration                     5,210     4,321    20,266    16,777
  Pre-development expenses        2,402     2,652     8,091     9,420
  Depreciation and
   amortization                     229       185       972       621
  Other operating expense         4,949       400     8,160     2,281
  Gain on sale of fixed assets     (152)      - -    (4,603)      - -
  Provision for closed
   operations and
   environmental matters          1,053       101     3,556     1,618
                                --------  --------  --------  --------
                                 19,220    10,212    51,453    40,851
                                --------  --------  --------  --------
Income (loss) from operations    10,393    (7,281)   21,966   (26,344)
                                --------  --------  --------  --------
Other income (expense):
  Gain on sale of investments       - -       - -    36,416       - -
  Interest and other income       1,239       241     4,047     1,869
  Interest expense                  (56)     (186)     (608)     (225)
                                --------  --------  --------  --------
                                  1,183        55    39,855     1,644
                                --------  --------  --------  --------

Income (loss) from operations
 before income taxes             11,576    (7,226)   61,821   (24,700)
Income tax benefit (provision)    8,936       - -     7,301      (660)
                                --------  --------  --------  --------

Net income (loss)                20,512    (7,226)   69,122   (25,360)
Preferred stock dividends          (138)     (138)     (552)     (552)
                                --------  --------  --------  --------

Income (loss) applicable to
 common shareholders           $ 20,374  $ (7,364) $ 68,570  $(25,912)
                                ========  ========  ========  ========

Basic and diluted income
 (loss) per common share after
 preferred stock dividends     $   0.17  $  (0.06) $   0.57  $  (0.22)
                                ========  ========  ========  ========

Basic weighted average number
 of common
   shares outstanding           119,589   118,574   119,255   118,458
                                ========  ========  ========  ========

Diluted weighted average
 number of common
   shares outstanding           120,172   118,574   119,702   118,458
                                ========  ========  ========  ========


                         HECLA MINING COMPANY
                     Consolidated Balance Sheets
            (dollars and shares in thousands - unaudited)

                                                  Dec. 31,   Dec. 31,
                                                   2006       2005
                                                -----------  ---------
ASSETS

Current assets:
  Cash and cash equivalents                     $   75,878  $   6,308
  Short-term investments and securities held
   for sale                                         25,455     40,862
  Accounts and notes receivable                     26,647     17,595
  Inventories                                       22,305     25,466
  Deferred taxes                                    11,822        - -
  Other current assets                               3,454      3,546
                                                 ----------  ---------
     Total current assets                          165,561     93,777
Investments                                          6,213      2,233
Restricted cash and investments                     21,286     20,340
Properties, plants and equipment, net              125,986    137,932
Other noncurrent assets                             27,223     17,884
                                                 ----------  ---------

Total assets                                    $  346,269  $ 272,166
                                                 ==========  =========

LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses         $   24,238  $  16,684
  Dividends payable                                    - -        138
  Accrued payroll and related benefits              15,036     10,452
  Accrued taxes                                      5,678      2,529
  Current portion of accrued reclamation and
   closure costs                                     7,365      6,328
                                                 ----------  ---------
     Total current liabilities                      52,317     36,131
Long-term debt                                         - -      3,000
Accrued reclamation and closure costs               58,539     62,914
Other noncurrent liabilities                        10,685      8,791
                                                 ----------  ---------

Total liabilities                                  121,541    110,836
                                                 ----------  ---------

SHAREHOLDERS' EQUITY

Preferred stock                                         39         39
Common stock                                        29,957     29,651
Capital surplus                                    513,785    508,104
Accumulated deficit                               (327,522)  (396,092)
Accumulated other comprehensive income               8,900     19,746
Treasury stock                                        (431)      (118)
                                                 ----------  ---------

Total shareholders' equity                         224,728    161,330
                                                 ----------  ---------

Total liabilities and shareholders' equity      $  346,269  $ 272,166
                                                 ==========  =========

Common shares outstanding at end of period         119,771    118,594
                                                 ==========  =========


                         HECLA MINING COMPANY
                Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                      Year Ended
                                                 Dec. 31,  Dec. 31,
                                                  2006      2005
                                                 --------- -----------

OPERATING ACTIVITIES

Net income (loss)                                $ 69,122  $  (25,360)
Noncash elements included in net income (loss):
  Depreciation, depletion and amortization         39,767      21,083
  Gain on sale of investments                     (36,416)        - -
  (Gain) loss on disposition of properties,
   plants and equipment                            (4,601)        984
  Provision for inventory obsolescence              1,760         555
  Gain on sale of royalty interests                  (341)       (550)
  Provision for reclamation and closure costs         642         923
  Benefit from deferred incomes taxes             (11,822)        - -
  Other noncash charges                               285         - -
  Stock compensation                                2,459       1,268
Change in assets and liabilities:
  Accounts and notes receivable                   (12,467)      4,341
  Inventories                                       1,401      (5,216)
  Other current and noncurrent assets              (1,928)       (917)
  Accounts payable and accrued expenses             7,554       1,543
  Accrued payroll and related benefits              4,675       1,055
  Accrued taxes                                     3,149         150
  Accrued reclamation and closure costs and
   other noncurrent liabilities                    (1,745)     (5,772)
                                                  --------  ----------
Net cash provided by (used in) operating
 activities                                        61,494      (5,913)
                                                  --------  ----------

INVESTING ACTIVITIES

Additions to properties, plants and equipment     (27,345)    (44,918)
Proceeds from sales of investments                 57,441          58
Proceeds from disposition of properties, plants
 and equipment                                      4,487         - -
Purchase of short-term investments                (54,665)    (68,694)
Maturities of short-term investments               29,210      92,128
Decrease in restricted investments                   (945)       (551)
                                                  --------  ----------
Net cash provided by (used in) investing
 activities                                         8,183     (21,977)
                                                  --------  ----------

FINANCING ACTIVITIES

Common stock issued under stock option plans        3,896         262
Dividends paid to preferred shareholders             (690)     (2,900)
Treasury share purchase                              (313)        - -
Other financing activities                            - -        (624)
Borrowings on debt                                  4,060       4,000
Repayment on debt                                  (7,060)     (1,000)
                                                  --------  ----------
Net cash used in financing activities                (107)       (262)
                                                  --------  ----------

Net increase (decrease) in cash and cash
 equivalents                                       69,570     (28,152)
Cash and cash equivalents at beginning of year      6,308      34,460
                                                  --------  ----------

Cash and cash equivalents at end of year         $ 75,878  $    6,308
                                                  ========  ==========


                         HECLA MINING COMPANY
                           Production Data
  (dollars in thousands, except per ounce, and per ton - unaudited)

                             Fourth Quarter
                                  Ended               Year Ended

                           Dec. 31,  Dec. 31,   Dec. 31,    Dec. 31,
                              2006      2005       2006        2005
                           -------------------  ----------------------
LUCKY FRIDAY UNIT

Tons of ore milled           74,253    50,517     276,393     214,158
Mining cost per ton        $  48.87  $  53.36  $    52.47  $    58.86
Milling cost per ton       $  11.47  $   9.82  $    12.12  $     8.50
Ore grade milled - Silver
 (oz./ton)                    11.16     10.08       11.34       12.20
Silver produced (oz.)       767,296   465,424   2,873,663   2,422,537
Lead produced (tons)          4,632     2,877      16,657      14,560
Zinc produced (tons)          2,070       782       6,537       4,080
Average cost per ounce of
 silver produced (1):
  Cash operating costs     $   0.71  $   6.80  $     3.57  $     5.26
  Total cash costs (2)     $   0.79  $   6.83  $     3.65  $     5.27
  Total production costs   $   2.20  $   7.55  $     4.90  $     5.56
Capital additions          $  2,844  $  5,236  $    9,409  $   10,243

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)

Tons of ore milled           61,167    49,358     217,676     213,354
Mining cost per ton        $  38.56  $  38.10  $    37.20  $    33.65
Milling cost per ton       $  22.80  $  25.53  $    23.48  $    22.67
Ore grade milled - Silver
 (oz./ton)                    15.73     17.92       15.78       18.17
Silver produced (oz.)       742,374   660,760   2,636,083   2,873,532
Gold produced (oz.)           5,531     5,036      18,713      21,631
Lead produced (tons)          1,759     1,485       6,242       6,515
Zinc produced (tons)          5,301     4,514      17,670      19,209
Average cost per ounce of
 silver produced (1):
  Cash operating costs     $  (8.27) $  (0.76) $    (4.20) $     1.30
  Total cash costs (2)     $  (7.02) $  (0.66) $    (3.47) $     1.46
  Total production costs   $  (3.80) $   2.18  $    (0.30) $     4.02
Capital additions          $  1,754  $  2,314  $    7,785  $    4,964

LA CAMORRA UNIT

Tons of ore processed        63,434    50,064     236,460     191,900
Mining cost per ton        $ 149.88  $  93.21  $   130.08  $    71.61
Milling cost per ton       $  20.83  $  18.02  $    18.39  $    14.14
Ore grade crushed - Gold
 (oz./ton)                    0.751     0.637       0.708       0.558
Gold produced (oz.)          45,907    30,418     160,563     101,474
Average cost per ounce of
 gold produced:
  Cash operating costs     $    293  $    356  $      327  $      330
  Total cash costs (2)     $    311  $    363  $      345  $      337
  Total production costs   $    501  $    519  $      520  $      437
Capital additions          $  2,643  $  5,468  $   10,429  $   28,817

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.


                         HECLA MINING COMPANY
    Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce -unaudited)

                                Three Months Ended     Year Ended
                                Dec. 31, Dec. 31,  Dec. 31,   Dec. 31,
                                  2006      2005      2006      2005
                                -------- --------- ---------- --------
GOLD OPERATIONS

Total cash costs                $13,677   $10,533    $53,521  $32,648
Divided by gold ounces produced      44        29        155       97
                                -------- --------- ---------- --------
   Total cash cost per ounce
    produced                       $311      $363       $345     $337
                                ======== ========= ========== ========
Reconciliation to GAAP (2):
   Total cash costs             $13,677   $10,533    $53,521  $32,648
   Depreciation, depletion and
    amortization                  8,353     4,495     27,039    9,622
   Treatment & freight costs     (1,656)   (1,006)    (5,783)  (2,612)
   By-product credits             1,232       591      3,212    1,914
   Change in product inventory      566    (2,531)     2,185   (4,605)
   Reclamation, severance and
    other costs                     (73)       87        100       87
                                -------- --------- ---------- --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $22,099   $12,169    $80,274  $37,054
                                ======== ========= ========== ========

SILVER OPERATIONS

Total cash costs                $(4,599)   $2,304     $1,329  $16,807
Divided by silver ounces
 produced                         1,510     1,255      5,510    5,677
                                -------- --------- ---------- --------
   Total cash cost per ounce
    produced                     $(3.05)    $1.84      $0.24    $2.96
                                ======== ========= ========== ========
Reconciliation to GAAP:
   Total cash costs             $(4,599)   $2,304     $1,329  $16,807
   Depreciation, depletion and
    amortization                  3,426     2,685     11,757   10,840
   Treatment & freight costs    (12,853)   (4,228)   (37,046) (22,424)
   By-product credits            31,982    14,150     86,216   50,899
   Change in product inventory      560    (1,454)     1,278     (939)
   Strike-related costs             - -       - -        - -    1,341
   Care and maintenance-related
    costs                           - -       681        - -      681
   Reclamation, severance and
    other costs                      44       806        190    1,395
                                -------- --------- ---------- --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $18,560   $14,944  $63,724 $   58,600
                                ======== ========= ========== ========

GREENS CREEK UNIT (Reflects
 Hecla's 29.73% share)

Total cash costs                $(5,209)    $(433)   $(9,157)  $4,190
Divided by silver ounces
 produced                           742       661      2,636    2,874
                                -------- --------- ---------- --------
   Total cash cost per ounce
    produced                     $(7.02)   $(0.66)    $(3.47)   $1.46
                                ======== ========= ========== ========
Reconciliation to GAAP:
   Total cash costs             $(5,209)    $(433)   $(9,157)  $4,190
   Depreciation, depletion and
    amortization                  2,350     1,713      8,192    7,067
   Treatment & freight costs     (7,713)   (2,708)   (21,686) (15,090)
   By-product credits            19,896     8,163     54,081   30,200
   Change in product inventory      640    (2,605)       718     (330)
   Reclamation, severance and
    other costs                      38       163        170      286
                                -------- --------- ---------- --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)         $10,002    $4,293    $32,318  $26,323
                                ======== ========= ========== ========

LUCKY FRIDAY UNIT

Total cash costs                   $610    $2,814    $10,486  $10,986
Divided by silver ounces
 produced (3)                       768       412      2,874    2,085
                                -------- --------- ---------- --------
   Total cash cost per ounce
    produced                      $0.79     $6.83      $3.65    $5.27
                                ======== ========= ========== ========
Reconciliation to GAAP:
   Total cash costs                $610    $2,814    $10,486  $10,986
   Depreciation, depletion and
    amortization                  1,076       292      3,565      593
   Treatment & freight costs     (5,140)   (1,453)   (15,360)  (7,006)
   By-product credits            12,086     2,970     32,135   12,962
   Change in product inventory      (80)      550       (345)       5
   Reclamation, severance and
    other costs                       6         3         20       13
                                -------- --------- ---------- --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion and
    amortization (GAAP)          $8,558    $5,176    $30,501  $17,553
                                ======== ========= ========== ========

RECONCILIATION TO GAAP, ALL
 OPERATIONS

Total cash costs                 $9,078  $ 12,837   $ 54,850  $49,455
Depreciation, depletion and
 amortization                    11,779     7,180     38,796   20,462
Treatment & freight costs       (14,509)   (5,234)   (42,829) (25,036)
By-product credits               33,214    14,741     89,428   52,813
Strike-related costs (4)            - -       - -        - -    1,341
Care and maintenance-related
 costs                              - -       681        - -      681
Change in product inventory (3)   1,126    (3,985)     3,463   (5,544)
Reclamation, severance and
 other costs                        (29)      893        290    1,482
                                -------- --------- ---------- --------
Costs of sales and other direct
 production costs and
 depreciation, depletion and
 amortization (GAAP)            $40,659   $27,113   $143,998  $95,654
                                ======== ========= ========== ========


(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and Block B concessions only. Gold produced from third-party mining operations located near the La Camorra mine and Block B concessions is treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) Ounces mined from the 5900 level development project at Lucky Friday are not included in the determination of total cash costs. During the fourth quarter and year ended December 31, 2005, approximately 53,000 ounces and 338,000 ounces, respectively, of silver were excluded from the calculation, as the revenue associated with these ounces was offset against capital costs incurred with the project.

(4) For most of the second half of 2005, the mill that processes ore from San Sebastian was closed due to a strike by mill employees. During the year ended December 31, 2005, these strike-related costs of sales and other direct production costs of $1.3 million were not included in the determination of total cash costs for silver operations.

    CONTACT: Hecla Mining Company
             Vicki Veltkamp, vice president - investor and public relations
             208-769-4128